UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 2)*


                               OC Financial, Inc.
                               -------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   67084T 10 4
                                  ------------
                                 (CUSIP Number)

                                December 31, 2007
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[x]               Rule 13d-1(b)

[ ]               Rule 13d-1(c)

[ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                Page 1 of 5 Pages

CUSIP NO. 67084T 10 4                                          Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons

                    Ohio Central Savings
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    Ohio
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                38,092
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      6,723
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      44,815
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    44,815
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         8% of 560,198 shares of Common Stock outstanding as of December 31,
         2007.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 67084T 10 4                                          Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  OC Financial, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  6033 Perimeter Drive
                  Dublin, Ohio 43017

Item 2
         (a)      Name of Person Filing

                  Ohio Central Savings
                  Employee Stock Ownership Plan Trust
                  Trustee: RSGroup Trust Company

          (b)     Address of Principal Business Office

                  c/c Retirement System Consultants Inc.
                  150 East 42nd Street
                  27th Floor
                  New York, New York 10017

         (c)      Citizenship or Place of Organization

                  Ohio

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  67084T 10 4

Item 3.           If this statement is filed pursuant to ss.ss.240.13d-1(b)  or
                  240.13d-2(b,  or (c), check whether the   person filing is a:

                           (f) [x] An employee benefit plan or endowment fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO. 67084T 10 4                                          Page 4 of 5 Pages


                  (a) Amount beneficially owned: 44,815.
                  (b) Percent of class: 8%.
                  (c) Number of shares as to which the person has:

                     (i) Sole power to vote or to direct the vote: 38,092.
                    (ii) Shared power to vote or to direct the vote:  6,723.
                   (iii) Sole power to dispose or to direct the disposition of:
                         44,815.
                    (iv) Shared power to dispose or to direct the disposition
                         of: 0.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                           The reporting person is an employee benefit plan
                  subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 67084T 10 4                                          Page 5 of 5 Pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 8, 2008                     OHIO CENTRAL SAVINGS
                                           EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                                           By: RSGroup Trust Company, as Trustee


                                           /s/ G. Michael Morgenroth
                                           -----------------------------------
                                           Name:   G. Michael Morgenroth
                                           Title:  Senior Vice President -
                                                   Account Management